Exhibit 10(iii)(A)(22)

CINCINNATI BELL INC. 2007 LONG TERM INCENTIVE PLAN

NON-STATUTORY STOCK OPTION (“OPTION”) AGREEMENT

Pursuant to the Cincinnati Bell Inc. 2007 Long Term Incentive Plan, as amended and restated effective as of May 3, 2007 (the “Plan”), you have been granted an option to purchase, from Cincinnati Bell Inc., (together with its subsidiaries, the “Company”), Cincinnati Bell Common Shares in the number and price specified on the previous page, subject to all of the terms and conditions of the Plan and to your agreement to the following terms and conditions:

1.	This option is intended to be a non-statutory stock option.

2.	Your right to exercise this option shall expire ten years from the date on which this option is granted, unless sooner terminated or canceled.

Upon termination of your employment with the Company as a result of your death or disability, this option shall become fully exercisable and this option may be exercised within one year after the date of your termination (but not in any event later than the end of the day immediately preceding the 10th anniversary of the date on which this option is granted).

If your employment with the Company is terminated because of retirement after both completing at least 10 years of service with the Company and attaining at least age 55 or upon satisfying the age and service requirements for post retirement medical benefits under the medical plan of the Cincinnati Bell company that employs you immediately before retirement, then, except to the extent the Committee otherwise expressly indicates in the Agreement under which this option is awarded, this option’s exercisability on and after your retirement shall be determined under the terms of this option in the same manner as if you had not retired and instead remained an employee of the Company (until your subsequent death).

If your employment is terminated for cause, this option shall thereupon be canceled in its entirety (including as to shares that are exercisable immediately before termination). Your termination shall be deemed for “cause” if it occurs by reason or as a result of your participation in conduct consisting of fraud, felony, willful misconduct, or commission of any act that causes or may reasonably be expected to cause substantial damage to the Company.

If your employment is terminated for any reason other than your death, disability, retirement (under the above criteria), or cause, this option shall be limited to the number of shares then exercisable and this option (as so limited) may be exercised within 90 days after the date of your termination (but not in any event later than the end of the day immediately preceding the 10th anniversary of the date on which this option is granted).

Transfer from Cincinnati Bell to a subsidiary, from a subsidiary to Cincinnati Bell, or from one subsidiary to another shall not be considered a termination of employment. Nor shall it be considered a termination of employment if you are placed on a military or sick leave or other leave of absence which is considered as continuing intact the employment relationship; in such a case, the employment relationship shall be continued until the later of the date when the leave equals ninety days or the date when your right to reemployment shall no longer be guaranteed either by law or by contract.

3.

Options, normally, are expected to be exercised through E*Trade via the internet or by calling their toll free number @ 1-800-838-0908. Alternatively, your option may be exercised by delivering to Cincinnati Bell written notice (completed SO1 form obtained from the Stock Option Plan Administrator by calling 397-7376) of the number of shares to be purchased (which number shall be at least fifty or, if less, the remaining number of shares that are subject to this option). Payment of the option price upon exercise of an option shall be made in accordance with procedures established by the Compensation Committee. Completed SO1 forms for a Cashless Exercise may be faxed to the Stock Option Plan Administrator at (513) 397-0830 or mailed to the Stock Option Plan Administrator 103-700, Cincinnati Bell, 221 East 4th Street, Cincinnati, OH 45202. The date of the exercise will be determined by information provided with this form. The completed SO1 form for a Cash Exercise must be delivered along with a personal check, to cover the cost of the option price, to the Stock Option Plan Administrator. The date of the Cash Exercise will be determined by the date the Stock Option Plan Administrator receives the check. Upon completion of the Cash Exercise, the Stock Option Plan Administrator will advise you of the amount needed to cover the taxes. A personal check to cover the taxes may be mailed to the Stock Option Plan Administrator at the above address and must be received by the Stock Option Plan Administrator before a certificate will be mailed to you. All exercises completed by the Stock Option Plan Administrator will be handled through Fifth Third Securities.

4.	This option is not transferable by you otherwise than by will or the laws of descent and distribution, and during your lifetime the option may be exercised only by you or your guardian or legal representative.

5.	Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated. Unless and until some other address be so designated, all notices or communications by you to Cincinnati Bell shall be mailed or delivered to Cincinnati Bell.

6.	Any determinations or decisions made or actions taken arising out of or in connection with the interpretation and administration of this Agreement and the Plan by the Cincinnati Bell Board of Directors or the Compensation Committee thereof shall be final and conclusive.

2007 Long Term Incentive Plan	Cincinnati Bell Inc.
Stock Option Agreement	ID: 311056105
221 East Fourth Street
Cincinnati, Ohio 45202

Option Number:
CINTI BELL TELEPHONE CO LLC	Plan:
103	ID:

Upon recommendation of your management and subject to the current terms of the 2007 Cincinnati Bell Inc. Long Term Incentive Plan (the “Plan”, a copy of which is enclosed) and this Agreement, the Compensation Committee of the Cincinnati Bell Inc. Board of Directors (the “committee”) has granted you the following option to purchase Cincinnati Bell common shares:

Type of Grant

Date of Grant

Option Price Per Share

Total Number of Shares

Total Price of Shares

Subject to the terms of the Plan and this Agreement, this stock option will become exercisable as follows:

With respect to 28,000.00 shares, on (but not before)

With respect to an additional 3% of shares granted, on (but not before) the same date each month thereafter for the next 24 months.

Your right to exercise this stock option will expire ten years from the date of the grant at 11:59 P.M. on

The other terms and conditions of your stock option are set forth in this Agreement which includes this page and the following pages (and are also subject to the terms of the Plan).

Under Treasury Regulation 1.61-15(c)(1), you may be required to attach a statement to your tax return notifying the Internal Revenue Service that this stock option was granted to you. Consult with your tax advisor to determine if you are required to provide this notice.

Please sign below to signify your acceptance of the terms and conditions of this grant, and return the original form to - Stock Option Plan Administrator, Cincinnati Bell Inc., 221 East Fourth Street, Room 103-700, Cincinnati, Ohio 45202.

Signed by John F. Cassidy, President and CEO, Cincinnati Bell Inc. and accepted by the Optionee, as of:

John F. Cassidy, President and CEO	Date

Cincinnati Bell Inc.

Date